EXHIBIT 5.1
August 22, 2006
Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
Gentlemen:
          We have acted as counsel for Superior Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of additional securities in the amount of 100,000 shares of common stock, $.001 par value per share, pursuant to the terms of the Amended and Restated Superior Energy Services, Inc. 2004 Directors Restricted Stock Units Plan (the “Plan”).
          Based upon the foregoing and upon our examination of such matters as we deem necessary to furnish this opinion, we are of the opinion that the shares covered by the Registration Statement have been duly authorized and, when issued for at least par value upon the terms described in the Plan and the Registration Statement, will be validly issued and outstanding, fully paid and nonassessable.
          We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.
By:	/s/ William B. Masters
William B. Masters
Partner